Exhibit 99.1

Press Release

iStar Announces Preliminary Fourth Quarter and Fiscal Year 2015 Results

•                        Fourth quarter 2015 adjusted income expected to be $0.32 - $0.36 per diluted common share.

•                        Board of Directors approves new $50 million stock repurchase program.

NEW YORK, February 16, 2016

iStar (NYSE: STAR) today reported preliminary results for the fourth quarter and fiscal year ended December 31, 2015.

The Company expects to report adjusted income per diluted common share of $0.32 - $0.36 for the fourth quarter and $0.79 - $0.83 for the fiscal year. The Company expects to report net income (loss) per diluted common share of $0.07 - $0.11 for the fourth quarter and $(0.64) - $(0.60) for the fiscal year.

Additionally, the Board of Directors has approved a new $50 million stock repurchase program. The Company has used all of the availability under its previous $50 million stock repurchase program which was authorized by the Board on December 21, 2015.

The Company currently has approximately $660 million of unrestricted cash on hand.

The Company plans to release its full financial results for the fourth quarter and fiscal year 2015 on Thursday, February 25, 2016, prior to the opening of the market, and will host an earnings conference call reviewing those results and its operations beginning at 10:00 a.m. ET the same day. This conference call will be broadcast live over the internet and can be accessed by all interested parties through iStar’s website, www.istar.com, in the “Investors” section. To listen to the live call, please go to the website at least 15 minutes prior to the start of the call to register and download

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

investors@istar.com

any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website.

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iStar (NYSE: STAR) finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. Building on over two decades of experience and more than $35 billion of transactions, iStar brings uncommon capabilities and new ways of thinking to commercial real estate and adapts its investment strategy to changing market conditions. The Company is structured as a real estate investment trust (“REIT”), with a diversified portfolio focused on larger assets located in major metropolitan markets. Additional information on iStar is available on its website at www.istar.com.

Company Contacts:

David M. DiStaso, Chief Financial Officer

Jason Fooks, Vice President of Investor Relations & Marketing